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                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           AMERICA WEST AIRLINES, INC.


      AMERICA WEST AIRLINES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL") does hereby certify:

                                      FIRST

                                      NAME

      The name of the Corporation is AMERICA WEST AIRLINES, INC.

                                     SECOND

                     REGISTERED OFFICE AND REGISTERED AGENT

      The location of the registered office of the Corporation in the State of Delaware is at 1209 Orange Street, Wilmington, New Castle County, Delaware, and the name of the registered agent is the Corporation Trust Company.

                                      THIRD

                                     PURPOSE

      The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                     FOURTH

                               AUTHORIZED CAPITAL

      The total number of shares of all classes of stock which this Corporation shall have authority to issue is 1000 shares of Common Stock ("Common Stock") with the par value of $0.01 per share.

      4.1 Common Stock. Preemptive rights as provided for by Section 102(b)(3) of the DGCL shall not be granted and are hereby expressly denied.
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      4.1.1  Voting Rights.

      4.1.1.1 Except as provided in Article Thirteenth, each registered holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder. The right to cumulate votes for election of directors as provided in Section 214 of the DGCL shall not be granted and is hereby expressly denied.

      4.1.1.2 In addition to any other vote required by law, except where prohibited by applicable corporate law, any amendments to the Restated Bylaws of the Corporation (the "Bylaws") shall be made in compliance therewith.

      4.1.1.3 In addition to the automatic suspension of voting rights provided under Article Thirteenth, any holder of Common Stock may suspend the voting rights relating to any shares of Common Stock held by it by providing prior written notice to the Corporation, which notice shall describe such shares in reasonable detail and state whether or not the voting suspension is permanent or temporary and, if temporary, the period thereof. Notwithstanding whether the suspension is permanent or temporary, any stockholder that suspends its voting rights under this Section 4.1.1.3 may rescind such suspension upon written notice to the Corporation; provided that any notice reinstating voting rights under this Section 4.1.1.3 shall not be effective with respect to any matter unless such notice is sent prior to the record date for voting on such matter. The suspension of voting rights hereunder shall not affect any other rights held by the holders of such suspended Common Stock by virtue of their stock ownership.

      4.1.1.4 Any act or transaction by or involving the Corporation that requires for its adoption under the DGCL or this Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of America West Holdings Corporation ("Holdings") (or any successor by merger), by the same vote as is required by the DGCL and/or by this Restated Certificate of Incorporation.

      4.1.2 Dividends. The holders of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

      4.1.3 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of all Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, within the meaning of this
Section 4.1.3.
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                                      FIFTH

                          NUMBER AND TERM OF DIRECTORS

      The Board of Directors of the Corporation shall consist of up to 15 members, which number may be increased or decreased from time to time by resolution duly adopted by such Board; provided, however, that at no time shall there be fewer than nine or more than 15 members. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. Except as otherwise provided in that certain Stockholders' Agreement for America West Airlines, Inc., dated as of August 25, 1994 for so long as it remains in force and effect (the "Stockholders' Agreement"), any Director may be removed by the stockholders of the Corporation with or without cause pursuant to the Bylaws and applicable law.

      Each Director shall be elected (a) in accordance with the Bylaws and shall serve for a term of one year or until the death, resignation or removal of such Director, and until a successor shall have been properly elected and shall qualify, and (b) as provided in the Stockholders' Agreement.

      Beginning at the first annual meeting of the stockholders on or after August 25, 1997 (the "Third Annual Meeting"), the number of Directors shall be divided into three classes, as nearly equal in number as may be, to serve in the first instance until the first, second and third annual meetings of the stockholders to be held after the Third Annual Meeting, respectively, and until their successors shall have been properly elected and shall qualify; and thereafter for three-year terms. In the case of any increase in the number of Directors of the Corporation, the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be, and the additional Directors shall be elected as provided herein by the Directors or by the stockholders at an annual meeting. In case of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally, as nearly as may be. Election of Directors shall be conducted as provided in this Restated Certificate of Incorporation, in the Bylaws, or by applicable law.

                                      SIXTH

                                   MANAGEMENT

      The Corporation shall be managed by the Board of Directors, which shall exercise all powers conferred under the laws of the State of Delaware. Pursuant to a plan of reorganization confirmed by the United States Bankruptcy Court for the District of Arizona, the Bylaws were adopted on August 10, 1994, but, thereafter, the power to make, alter or repeal the Bylaws has been and shall be vested in the Board of Directors, as may be limited by the Bylaws.
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                                     SEVENTH

                    COMPROMISE OR ARRANGEMENT WITH CREDITORS

      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders of the Corporation, as the case may be and also on the Corporation.

                                     EIGHTH

                       VACANCIES ON THE BOARD OF DIRECTORS

      Except as otherwise provided in the Stockholders' Agreement, in case any vacancy shall occur on the Board of Directors because of death, resignation, retirement, disqualification, removal, an increase in the authorized number of Directors or any other cause, the Board of Directors shall have the sole and exclusive authority to, in accordance with the Bylaws, elect a Director to fill such vacancy.

                                      NINTH

                        SPECIAL MEETINGS OF STOCKHOLDERS

      Special meetings of the stockholders of the Corporation, for any purpose or purposes, unless otherwise prescribed herein or by statute, may be called by the Chairman of the Board and shall be called by the Secretary at the written request, or by resolution adopted by the affirmative vote, of a majority of the Board of Directors. Stockholders of the Corporation shall not be entitled to request a special meeting of the stockholders.
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                                      TENTH

              ACTIONS OF STOCKHOLDERS; MEETINGS AND WRITTEN CONSENT

      All action by holders of the Corporation's outstanding voting securities shall be taken at an annual or special meeting of the stockholders following notice as provided by law or in the Bylaws (or by written consent as provided below). Stockholders of the Corporation shall have the power to act by means of written consent only in the removal of directors in accordance with the Stockholders' Agreement or any other voting agreement of even date therewith by and between GPA Group plc and AmWest Partners, L.P., for so long as any such agreement remains in force and effect.

                                    ELEVENTH

                      NOMINATIONS FOR ELECTION OF DIRECTORS

      Except as may be otherwise provided in the Stockholders' Agreement, no person shall be elected to the Board of Directors of the Corporation at an annual meeting of the stockholders, or at a special meeting called for that purpose, unless a written nomination of such person to the Board of Directors
(i) by a stockholder of the Corporation shall be received by the Corporation in accordance with the Bylaws or (ii) is made by or at the direction of the Board of Directors.

                                     TWELFTH

                        LIMITATION OF DIRECTOR LIABILITY;
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      12.1 Limitation of Liability. A person who is or was a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a Director has ceased to occupy such position as to acts or omissions occurring during such Director's term or terms of office, and no amendment or repeal of this Section 12.1 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

      12.2 Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law and pursuant to the Bylaws, each person who is or was a Director or officer of the
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Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the DGCL.

                                   THIRTEENTH

                        FOREIGN OWNERSHIP OF VOTING STOCK

      At no time shall more than 25% of the voting interest of the Corporation be owned or controlled by persons who are not "Citizens of the United States" (as such term is defined in Title 49, United States Code, Section 40102), or as the same may be from time to time amended) ("Non-Citizens"). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of common stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a U.S. carrier. The Bylaws shall contain provisions to implement this Article Thirteenth, including, without limitation, provisions restricting or prohibiting transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article Thirteenth.

                                   FOURTEENTH

               BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

      The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware, as the same may be amended from time to time. This election shall be effective as of the earliest date permitted by law.

                                    FIFTEENTH

                         ARIZONA CORPORATE TAKEOVERS ACT

      The Corporation elects not to be subject to Article 2, Chapter 6, Title 10 of the Arizona Revised Statutes, as the same may be amended from time to time. This election shall be effective as of the earliest date permitted by law.

      The Corporation elects not to be subject to Article 3, Chapter 6, Title 10 of the Arizona Revised Statutes, as the same shall be amended from time to time. This election shall be effective as of the earliest date permitted by law.